Exhibit 10.12

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (the “Amendment”) by and between IPC THE HOSPITALIST COMPANY, INC, a Delaware corporation (“Company”) and Devra G. Shapiro (“Employee”), serves to modify by mutual consent the Second Amended and Restated Employment Agreement between Company and Employee which was effective August 5, 2009 (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Article 1.2 - Term is hereby deleted in its entirety and replaced as follows:

The term of employment under this agreement shall continue in force through March 31, 2013, at which time it may be extended by mutual consent of both parties.

2.	Section 1.3.1 – Service with the Company and Section 1.3.2 – Service with Subsidiaries and other Affiliates.

“Chief Financial Officer” shall be replace with “Chief Administrative Officer”

3.	Section 1.4 – Compensation

Strike “but the Base Salary (including any previously approved increase) may not be decreased as long as Employee remains a full-time employee of the Company” and add “the Base Salary of the Employee shall be reduced by mutual consent of the Company and Employee following a transition period, but in no case prior to March 1, 2012.”

4.	Section 1.6.1 – Vacation

Add “On February 29, 2012, Employee’s accrued vacation shall be paid in a lump sum at the current base salary rate of $350,000 and she shall not accrue vacation or sick leave for the remaining term of her employment.”

5.	Section 1.6.4 – Facilities shall be deleted in its entirety and replaced as follows:

Employee shall be permitted to work from a home office out of the State of California and shall be entitled to reasonable travel and living expenses at such times as she is working at the Company headquarters in North Hollywood, California.

6.	Section 3.1 – Termination shall be deleted in its entirety and replaced as follows:

The Term and Employee’s employment (a) shall automatically terminate immediately upon Employee’s death, (b) may be terminated at any time by the Board as set forth herein for Cause (as defined in Section 3.2.2) or by reason of Employee’s Permanent Disability (as defined in Section 3.3.2), upon written notice to Employee, or (d) may be terminated at any time by Employee in accordance with Section 3.4. Employee’s employment shall not be terminated by the Board without cause prior to March 31, 2013.

7.	Section 3.3.1. – Separation Benefits

“for a period of twelve (12) months” shall be deleted and replace by “until March 31, 2013”.

8.	Article 3.5 – Termination by Employee for Good Reason or by Company without Cause shall be deleted in its entirety.

COMPANY	IPC THE HOSPITALIST COMPANY, INC., a Delaware corporation

	By:	/s/ Adam D. Singer, M.D.
	Title:	Chief Executive Officer

EMPLOYEE	/s/ Devra G. Shapiro
DEVRA G. SHAPIRO

Date: November 1, 2011